UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 5)*


                            Symbol Technologies, Inc.
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
                         (Title of Class of Securities)

                                    871508107
                                 (CUSIP Number)

                                December 31, 2000
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [x] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 871508107         13G                               Page 2 of 11 Pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Forstmann-Leff Associates, LLC
   52-2169043

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]
3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            3,011,427 shares
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          7,158,413 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       3,975,954 shares

                    8  SHARED DISPOSITIVE POWER

                       8,983,848 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         12,959,802 shares (includes shares beneficially owned by FLA Asset Management, LLC, Forstmann-Leff Associates L.P., FLA Advisers L.L.C. and Forstmann-Leff International, LLC)

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                    [ ]
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    9.4%

12  TYPE OF REPORTING PERSON

    IA, OO

Cusip No. 871508107         13G                               Page 3 of 11 Pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FLA Asset Management, LLC
   52-2169045

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]
3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          1,386,339 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       3,227,849 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,227,849 shares (includes shares beneficially owned by Forstmann-Leff Associates L.P.)

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                    [ ]
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    2.3%
12  TYPE OF REPORTING PERSON

    IA, OO

Cusip No. 871508107         13G                               Page 4 of 11 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Peconic Partners LLC
   13-4096659

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware


                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          None
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       None

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    None

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                    [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0%

12  TYPE OF REPORTING PERSON

    IA, OO

Cusip No. 871508107         13G                               Page 5 of 11 Pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Forstmann-Leff Associates L.P.
   13-3717850

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          42,399 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       47,124 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    47,124 shares

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                    [ ]
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    .03%

12  TYPE OF REPORTING PERSON

    IA, PN

Cusip No. 871508107         13G                               Page 6 of 11 Pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FLA Advisers L.L.C.
   13-3942422

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]

3  SEC USE ONLY



4  CITIZENSHIP OR PLACE OF ORGANIZATION

   New York

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          5,704,024 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       5,704,024 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,704,024 shares

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                    [ ]
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    4.1%

12  TYPE OF REPORTING PERSON

    IA, OO

Cusip No. 871508107         13G                               Page 7 of 11 Pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Forstmann-Leff International, LLC
   52-2169041

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]

3  SEC USE ONLY



4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware


                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          51,975 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       51,975 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    51,975 shares

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                    [ ]
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    .04%

12  TYPE OF REPORTING PERSON

    IA, OO

                                                            Page 8 of 11 pages

Item 1(a)         NAME OF ISSUER:

         Symbol Technologies, Inc.

Item 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         One Symbol Plaza
         Holtsville, New York  11742-1300

Item 2(a)         NAME OF PERSON FILING:

         See Item 1 of the cover pages attached hereto

Item 2(b) Address of Principal Business Office, or if none, residence:

         590 Madison Avenue
         New York, New York  10022

Item 2(c)         CITIZENSHIP:

         See Item 4 of the cover pages attached hereto

Item 2(d)         TITLE OF CLASS OF SECURITIES:

         Common Stock, par value $0.01

Item 2(e)         CUSIP NUMBER:

         871508107

Item 3 Forstmann-Leff Associates, LLC, a Delaware limited liability corporation, is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 (the "Act"). FLA Asset Management, LLC, a Delaware limited liability corporation, is a registered investment adviser under the Act and a subsidiary of Forstmann-Leff Associates, LLC. Forstmann-Leff Associates, L.P., a Delaware limited partnership, is a registered investment adviser under the Act. FLA
          Asset Management, LLC is the general partner of Forstmann-Leff Associates L.P. FLA Advisers L.L.C., a New York limited liability company, is a registered investment adviser under the Act. Forstmann-Leff International LLC, a Delaware limited liability company, is a registered investment adviser under the Act. The members of Forstmann-Leff Associates, LLC's Investment Committee are the members of Forstmann-Leff International, LLC's Investment Committee and the managers of FLA Advisers L.L.C. Peconic Partners, LLC, a Delaware limited liability company formerly known as Stamford Advisers, LLC, is a registered investment adviser under the Act whose parent is FLA Advisers L.L.C.

Cusip No. 871508107         13G                               Page 9 of 11 Pages

Item 4   OWNERSHIP:

         (a)      Amount beneficially owned:
                  See Item 9 of the cover pages attached hereto

         (b)      Percent of Class:
                  See Item 11 of the cover pages attached hereto

         (c)      See Items 5 through 8  of the cover pages attached hereto

Item 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

              Not Applicable.

Item 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                  Various clients of the reporting persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of Symbol Technologies Inc. No one client's interest in the Common Stock of Symbol Technologies, Inc. is more than five percent of the total outstanding Common Stock.

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not Applicable

Item 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable

Item 9   NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable

Item 10  CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                             Page 10 of 11 Pages

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 2001

                                             FORSTMANN-LEFF ASSOCIATES, LLC


                                             By:  /s/ Joseph Sullivan
                                             Chief Operating Officer

                                             FLA ASSET MANAGEMENT, LLC

                                             By: Forstmann-Leff Associates, LLC,
                                                 its Sole Member

                                             By:  /s/ Joseph Sullivan
                                             Chief Operating Officer



                                             FORSTMANN-LEFF ASSOCIATES L.P.


                                             By:      FLA Asset Management, LLC
                                             General Partner


                                             By:      /s/ Daniel Yu
                                             Chief Financial Officer


                                             FLA ADVISERS L.L.C.


                                             By:  /s/ Joseph Sullivan
                                             Chief Financial Officer


                                             FORSTMANN-LEFF INTERNATIONAL, LLC


                                             By:  /s/ Robert Trosten
                                             Treasurer



                                             PECONIC PARTNERS, LLC


                                             By:  /s/ Joseph Sullivan
                                             Chief Financial Officer

                                                             Page 11 of 11 Pages

                                                              Exhibit A


                                    AGREEMENT

         The undersigned, Forstmann-Leff Associates, LLC, FLA Asset Management, LLC, Forstmann-Leff Associates L.P., FLA Advisers L.L.C., Forstmann-Leff International, LLC and Peconic Partners, LLC, agree that the statement to which this exhibit is appended is filed on behalf of each of them.


February 12, 2001

                                             FORSTMANN-LEFF ASSOCIATES, LLC


                                             By:      /s/ Joseph Sullivan
                                             Chief Operating Officer

                                             FLA ASSET MANAGEMENT, LLC


                                             By: Forstmann-Leff Associates, LLC,
                                                 its Sole Member

                                             By:      /s/ Joseph Sullivan
                                             Chief Operating Officer


                                             FORSTMANN-LEFF ASSOCIATES L.P.

                                             By:      FLA Asset Management, LLC
                                             General Partner

                                             By:      /s/ Daniel Yu
                                             Chief Financial Officer


                                             FLA ADVISERS L.L.C.


                                             By:      /s/ Joseph Sullivan
                                             Chief Financial Officer


                                             FORSTMANN-LEFF INTERNATIONAL, LLC


                                             By:      /s/ Robert Trosten
                                             Treasurer


                                             PECONIC PARTNERS, LLC


                                             By:      /s/ Joseph Sullivan
                                             Chief Financial Officer